Exhibit 5.1

ROPES & GRAY LLP 1211 Avenue of the Americas New York, New York 10036-8704 WWW.ROPESGRAY.COM

December 16, 2015

The Habit Restaurants, Inc.

17320 Red Hill Avenue, Suite 140

Irvine, California 92614

Re:	The Habit Restaurants, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) up to 12,241,482 shares of Class A common stock, $0.01 par value per share (the “Exchange Shares”), of The Habit Restaurants, Inc., a Delaware corporation (the “Company”) issued or issuable upon exchange by certain holders (the “Continuing LLC Owners”) of an equivalent number of common units (the “LLC Units”) of The Habit Restaurants, LLC, a Delaware limited liability company (along with the cancellation of a corresponding number of shares of Class B common stock of the Company), in accordance with the Fifth Amended & Restated Limited Liability Company of The Habit Restaurants, LLC, dated as of April 6, 2015 (the “LLC Agreement”), and (ii) up to 2,259,754 shares of Class A common stock (the “Existing Shares,” and together with the Exchange Shares, the “Shares”) previously issued to certain of such holders.

We have acted as counsel for the Company in connection with the proposed sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Exchange Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the LLC Agreement, such Exchange Shares will be validly issued, fully paid and non-assessable, and (ii) the Existing Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

The Habit Restaurants, Inc.	- 2 -	December 16, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP